EXHIBIT 10.1

ACQUISITION AGREEMENT

by and between

ALPHATEC HOLDINGS, INC.,

and

OLIVIER CARLI

Dated as of September 27, 2006

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2006, is by and between Alphatec Holdings, Inc., a Delaware corporation (“Issuer”) and Olivier Carli, an individual resident of Switzerland (“Olivier Carli”). Issuer and Olivier Carli are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.” Certain terms are defined in Section 11.9 or 11.10.

WHEREAS, Olivier Carli owns 2,068,650 shares (the “Company Shares”) representing 59.10% of the share capital (of which 2,068,150 have double voting rights) of Ideal Medical Products, a French société anonyme with a share capital of 1,400,000 Euros (the “Company”);

WHEREAS, the Company owns 66.9% of the outstanding shares (the “Scient’x Shares”) of Scient’x, a French société anonyme with a share capital of 2,986,158 Euros (“Scient’x”).

WHEREAS, the Board of Directors of Issuer (the “Issuer Board”) has determined that it is in the best interests of its stockholders for Issuer to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, a wholly-owned indirect Subsidiary of the Issuer (the “Merger Sub”) will merge with and into the Issuer, with the Issuer continuing as the surviving corporation (the “Issuer Subsidiary Merger”);

WHEREAS, in furtherance of such acquisition, Issuer agrees to acquire the Company Shares held by Olivier Carli in exchange for shares of common stock, par value $0.0001 per share, of the Issuer or the successor registrant on consummation of the Issuer Subsidiary Merger (the “Shares”), and cash upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Issuer Board has unanimously approved this Agreement and the transactions contemplated by this Agreement, including the issuance of the Stock Portion and the Cash Portion to Olivier Carli in exchange for the Company Shares (collectively, the “Transaction”);

WHEREAS, upon the terms and subject to the conditions in this Agreement, prior to the Closing, the Company shall (i) call a shareholders’ meeting in order to approve (1) the transfer to a wholly owned subsidiary (“Newco”) all of the assets of the Company (including the name Ideal Medical Products) other than the Scient’x Shares and all liabilities of the Company, except (a) those set forth on Schedule A; (b) the Company Transaction Expenses (as defined herein) and (c) the Asset Transfer Expenses; and (2) the change of the Company name into a name referring to Scient’X (the “Contribution”); (ii) complete the sale of the shares of Newco to Olivier Carli for a price equal to €10 million (the “Asset Purchase Price”, which such purchase price having been established without any analysis or participation of the Issuer or its financial advisors), the fairness of such purchase price having been certified by an independent expert in accordance with French Law and (iii) approve the payment, through distribution of an advance dividend (acompte sur dividendes) and/or distribution of reserves and/or reduction of share capital, to Company shareholders of an amount equal to the Asset Purchase Price, less (x) an amount equal to two-thirds of the Company Transaction Expenses and (y) 100 % of the estimated tax liabilities and the Asset Transfer Expenses, if any (such actions set forth in (i) through (iii) collectively, the “Asset Transfer”);

WHEREAS, prior to the execution and delivery of this Agreement, certain officers and directors of Issuer, concurrently herewith, are entering into a stockholders support agreement, dated as of the date hereof, pursuant to which each has, among other things, upon the terms and subject to the conditions set forth therein, irrevocably agreed to vote all Shares held by such individuals in favor of the transactions contemplated by this Agreement, and agreed to a standstill with respect to the Shares between the date hereof and the Issuer Stockholders’ Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, Issuer is entering into an agreement with HealthPoint (Luxembourg) I Sarl (“Luxco”) pursuant to which Issuer will issue Shares in exchange for all of the outstanding stock of Luxco on economic terms expressing the same value for Scient’x as is contemplated in the Agreement (the “Luxco Exchange”);

WHEREAS, the Board has unanimously approved the transactions contemplated by this Agreement, with Olivier Carli having abstained from the vote; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1 Exchange of Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing Olivier Carli shall sell, assign, transfer, convey and deliver to the Issuer, and the Issuer shall purchase, acquire and accept for delivery from Olivier Carli, 2,068,650 Company Shares, which represent all of the Company Shares beneficially owned by Olivier Carli.

1.2 Purchase Price. The aggregate purchase price to be paid to Olivier Carli for the 2,068,650 Company Shares shall be:

(a) an amount of cash (the “Cash Portion”) equal to: (x) 15% multiplied by (y) the IMP Share Price and (z) the 2,068,650 Company Shares owned by Olivier Carli; and

(b) a number of Shares (the “Share Number”) equal to: (x) the product of (A) 85% multiplied by (B) the IMP Share Price and (C) the 2,068,650 Company Shares owned by Olivier Carli divided by (y) the Issuer Common Stock Price (the “Stock Portion” and together with the Cash Portion, the “Purchase Price”);

(c) the “IMP Share Price” shall be 25.54 Euros.

(d) For the avoidance of doubt, subject to the indemnity provisions of Article IX and Article X, the Purchase Price paid hereunder to Olivier Carli shall not be subject to any purchase price adjustment whatsoever.

1.3 Fractional Shares. No certificates or scrip representing fractional Shares shall be issued pursuant to this Agreement and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Issuer. In lieu of such fractional share interest, if any, Olivier Carli shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which Olivier Carli would otherwise be entitled by (ii) the Issuer Common Stock Price.

1.4 Payment of Purchase Price. At the Closing, Issuer shall pay to Olivier Carli the Purchase Price as follows:

(a) Delivery to the Escrow Agent of 10% of the Cash Portion (the “Escrow Cash”) and 10% of the Stock Portion (the “Escrow Shares” and together with the Escrow Cash, the “Escrow Fund”) pursuant to the Escrow Agreement;

(b) Delivery to Olivier Carli by wire transfer of immediately available funds of an amount equal to the Cash Portion less the Escrow Cash; and

(c) Delivery to Olivier Carli of a number of Shares equal to the product of (x) the Share Number less the Escrow Shares.

1.5 Closing Deliveries by Olivier Carli.

(a) At the Closing, Olivier Carli shall deliver, or cause to be delivered to the Issuer:

(i) a share transfer order (ordre de mouvement) for all of the Company Shares held by Olivier Carli, completed pursuant to the terms hereof and any other documents necessary for the transfer of good and marketable title to the Company Shares; and

(ii) the certificates and other documents required to be delivered pursuant to Section 7.2.

(b) At the Closing, Olivier Carli shall cause the Company to make appropriate entries in the corporate books of the Company and/or books of the intermédiaire habilité to register the consummation of the Transaction.

1.6 Closing Deliveries by the Issuer. At the Closing, the Issuer shall deliver, or cause to be delivered, to Olivier Carli:

(a) stock certificates in the name of Olivier Carli evidencing the number of Shares determined in accordance with Section 1.4;

(b) cash in the amount determined in accordance with Section 1.4; and

(c) the certificates and other documents required to be delivered pursuant to Section 7.3.

1.7 Other Closing Delivery. Olivier Carli and the Issuer will enter into an employment agreement incorporating the terms and conditions set forth on the term sheet attached hereto as Schedule B.

1.8 The Parties agree that all actions required to be taken, and all deliverables required to be delivered, at Closing shall be deemed to have been taken or delivered simultaneously and that unless and until all such actions have been taken and all such deliverables have been delivered no Closing shall have occurred. The Asset Transfer shall be completed immediately prior to the Closing.

1.9 Restricted Securities. The Shares shall be subject to restrictions on sale pursuant to a stockholders agreement, which shall include a lock-up period of 180 days and incorporate the other terms and conditions set forth in the term sheet attached hereto as Schedule C (the “Stockholders Agreement”). Notwithstanding the 180 day lock-up, Olivier Carli shall be entitled to pledge up to 10% of his Shares. All certificates representing such Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR PLEDGED EXCEPT PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH STOCKHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER”.

1.10 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of ARTICLE VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VII, the closing of the Transaction and the other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Paris time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the fifth Business Day after all the conditions set forth in ARTICLE VII (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 8.4. The Closing shall take place at the offices of Weil, Gotshal & Manges, 2 rue de la Baume, 75008 Paris, or at such other location as is agreed to by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday or a Sunday on which banks are opened in both New York, New York, United States and Paris, France.

1.11 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to vest in Issuer full right, title and possession over the Company Shares, Olivier Carli shall take, or cause to be taken all such lawful and necessary action as is consistent with this Agreement.

1.12 Sale of Company Shares Owned by Christian Carli. Olivier Carli undertakes to cause Christian Carli to sell, assign, convey and deliver to the Issuer at the Closing the 77,800 Company Shares (representing 2.2% of the share capital, all of such shares having double voting rights of the Company), at the price conditions as the sale of the Company Shares owned by Olivier Carli to the Issuer and enter into an acquisition agreement, the form of which is attached as Schedule D.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedule provided to Issuer on the date hereof and which is attached as Schedule E and accepted in writing by Issuer (the “Company Disclosure Schedule”), Olivier Carli, hereby represents and warrants to Issuer that the statements contained in this ARTICLE II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE II, and the disclosure in any paragraph shall be deemed to be disclosed in each other paragraph in which it is reasonably appropriate for such matters to be disclosed. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that has a material and adverse effect to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy, which changes do not disproportionately affect the Company and its Subsidiaries; or (ii) conditions that materially and adversely affect the industries in which the Company and its Subsidiaries compete, which changes do not disproportionately affect the Company and its Subsidiaries relative to other participants in such industry. For the avoidance of doubt, decreases in the Company’s stock price in and of itself is not a Company Material Adverse Effect, provided that this sentence shall not preclude the other Party from asserting that the underlying cause of any such decrease in stock price is a Company Material Adverse Effect.

2.1 Organization and Qualification.

(a) Each of the Company and Scient’x is a French société anonyme, duly organized and validly existing under the laws of France registered and with the Registry of Commerce and Companies (Registre du Commerce et des Sociétés), as applicable, under numbers RCS Paris 339 751 489 and RCS Versailles 348 366 733, respectively. Each of the Company and Scient’x is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and Scient’x has made available to Issuer true, complete and correct copies of its articles of association (statuts) as amended to date. Neither the Company nor Scient’x is in default under or in violation of any provision of its articles of association. The filings with the Registry of Commerce and Companies of each of the Company and Scient’x are complete and up-to-date in all material respects; the current excerpts (extraits Kbis) from the Registry of Commerce and Companies regarding each of the Company and Scient’x delivered to Issuer are true and accurate as of their respective dates.

(b) Neither the Company nor Scient’x is in a state of insolvency or unable to meet its payment obligations as they become due (cessation des paiements) and is not and has never been subject to a judicial reorganization (redressement judiciaire), judicial liquidation (liquidation judiciaire) or voluntary reorganization (procédure de sauvegarde) proceeding or any receivership or composition with creditors (règlement amiable) or collective bankruptcy proceedings provided for by the French commercial code (Code de commerce), nor have they requested an extension period (délai de grace) pursuant to Article 1244-1 of the French Civil Code (Code civil). The Company has not been over the last five years, directly or indirectly a member of any partnership (société en nom collectif or société en participation), joint venture, economic interest grouping, or any other organization or structure having unlimited liability.

(c) The attendance register of the conseil d’administration, the minutes of the conseil d’administration and the shareholders meetings and the share registers (the registre des mouvements de titres and the comptes d’actionnaires) required by the French Code de Commerce are up-to-date for each of the Company and Scient’x, have been fully maintained and contain true and accurate records in all material respects. There have been no meetings or proceedings of the conseil d’administration or the shareholders of either the Company or Scient’x, other than those reflected in the records of such Person. The minutes and other corporate records of each of the Company and Scient’x are accurate in all material respects and up-to-date and true and complete copies of the minutes of Scient’x have been provided to the Issuer via the electronic data room of Scient’x.

2.2 Subsidiaries.

(a) The Company Disclosure Schedule sets forth a true, complete and correct list of each direct or indirect Subsidiary of the Company (including Scient’x and all subsidiaries of Scient’x).

(b) Each direct or indirect Subsidiary of the Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary. The Company has made available to Issuer true, complete and correct copies of the Certificate of Incorporation, Bylaws or other charter or equivalent organizational documents of each of the direct and indirect Subsidiaries of Scient’x, each as amended to date.

2.3 Capital Structure.

(a) The Company.

(i) The Company has a share capital of €1,400,000 consisting of 3,500,000 ordinary shares, nominal value €0.40 per share.

(ii) As of the date hereof: (1) 3,500,000 ordinary shares are issued and outstanding (of which Olivier Carli holds 2,068,150 shares benefiting from double-voting rights); (2) 3,045 ordinary shares were held in the treasury of the Company as of September 20,

2006 through two liquidity agreements entered into respectively (a) by the Company and the financial institution Gilbert Dupont, and (b) the Company and Scient’x on the one hand and Wargny on the other (actions auto détenues), it being specified that the number of treasury shares changes on a daily basis through the purchases/sales effected by the two liquidity providers; (3) 1,127 ordinary shares were held by Scient’x on September 22, 2006 (actions auto controlées) through the liquidity agreement entered into between the Company and Scient’x on the one hand and Wargny on the other, it being specified that the number of shares auto contrôlées changes on a daily basis through the purchases/sales effected by the Wargny; and (4) there are no warrants, convertible notes or other securities (including employee stock options) convertible or exchangeable for any shares of capital stock of the Company or rights thereto. Except as described in this paragraph, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(iii) All outstanding ordinary shares are duly authorized, validly issued, fully paid, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(b) Scient’x.

(i) Scient’x has a share capital of €2,986,158 consisting of 11,944,632 ordinary shares, nominal value €0.25 per share.

(ii) As of the date hereof (i) 324,368 additional Scient’x Shares may be issued upon exercise of the option outstanding under current employee stock options plan(s) issued by Scient’x and Scient’x U.S.A. (the “Scient’x Option Plans”), and (ii) there are no warrants, convertible notes or other securities convertible or exchangeable for Scient’x Shares or any rights thereto. Except as described in this paragraph, there are no shares of voting or non-voting capital stock, equity interests or other securities of Scient’x authorized, issued, reserved for issuance or otherwise outstanding.

(iii) All outstanding Scient’x Shares are, and all shares which may be issued pursuant to Scient’x Option Plans will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(c) Further Representations.

(i) Each of the Company and Scient’x satisfies all minimum capital requirements under French Law. The transactions contemplated by this Agreement shall not increase the minimum capital requirements under French Law.

(ii) There are no bonds, debentures, notes or other indebtedness of the Company or of Scient’x having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company or Scient’x, as applicable, may vote. Except as described in subsections (a)(ii), (a)(iii), (b)(ii) and (b)(iii) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or Scient’x is a party or bound obligating the Company or Scient’x, as applicable, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or Scient’x, as applicable.

(iii) Each of the Company and Scient’x has previously made available to Issuer a true, complete and correct list of all the outstanding options and warrants to purchase ordinary shares of the Company or Scient’x Shares, including: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

(iv) All ordinary shares of the Company and Scient’x Shares, and all options and warrants to purchase any such shares, were issued in compliance in all material respects with all applicable securities Laws.

(v) There are no outstanding contractual obligations of the Company or Scient’x to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company or Scient’x, as applicable. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or any of its Subsidiaries (including Scient’x).

(vi) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries (including Scient’x) or, to the knowledge of Olivier Carli, any of the shareholders of the Company is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

(vii) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued and fully paid; (ii) owned, directly or indirectly, by the Company (other than director’s qualifying shares) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws.

2.4 Authority; No Conflict; Required Filings.

No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether U.S., French, provincial, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transaction and other transactions contemplated hereby except for (i) such filings, notifications and authorizations as may be required by the French Ministry of Economy and Finance, (ii) such filings, authorizations, orders and approvals as may be required under French securities law or for the purpose of the Asset Transfer, (iii) compliance with any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), (iv) compliance with any applicable requirements under the HSR Act or (v) compliance with any applicable requirements of any other French or foreign antitrust laws or regulations.

2.5 Filings.

(a) To Olivier Carli’s knowledge, after having taken all reasonable measures to this effect (après avoir pris toute mesure raisonnable à cet effet), the annual report of the Company for the year ended December 31, 2005 (the “Company Annual Report”) did not at the time it was filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which it was made, not misleading.

(b) To Olivier Carli’s knowledge, after having taken all reasonable measures to this effect (après avoir pris toute mesure raisonnable à cet effet), neither the Document de base of Scient’x registered with the AMF on April 28, 2006, the note d’opération registered with the AMF on May 29, 2006 nor the International Offering Memorandum of Scient’x dated May 29, 2006 (such three foregoing documents, the “Scient’x Documents”) did not at the time it was filed (or, if later filed, amended or superseded, then on the date of such later filing) contain untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(c) Subsequent to the date of the issuance of the documents referred to in paragraphs (a) and (b) above, the Company has, to Olivier Carli’s knowledge after having taken all reasonable measures to this effect (après avoir pris toute mesure raisonnable à cet effet), complied as to form in all material respects with the applicable requirements of the Règlement général de l’Autorité des marchés financiers relating to public disclosures, and any filings from and after such date did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Taken together with the information and disclosures set forth in the Company Disclosure Schedule, as of the date hereof the Company Annual Report and the Scient’x Documents, as of the date hereof, contain all information that, if known to the public, would have an impact on the trading price of the Company Share (qui serait susceptible d’avoir une influence sur le cours de bourse).

2.6 Agreements, Contracts and Commitments.

(a) Issuer has been provided via the Scient’x electronic data room with copies of all contracts entered into by Scient’x or its Subsidiaries that would come within the definition of “Material Contracts” under Item 601(b)(10) of Regulation S-K promulgated under the Securities Act (the “Scient’x Material Contracts”).

(b) Each Scient’x Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Scient’x nor any of its Subsidiaries is in breach of, or default under, any Scient’x Material Contract.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING OLIVIER CARLI.

Except as set forth in the Company Disclosure Schedule, Olivier Carli hereby represents and warrants to the Issuer that:

3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by Olivier Carli and, assuming the due authorization, execution and delivery by the Issuer, constitutes a legal, valid and binding obligation of Olivier Carli, enforceable against Olivier Carli in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing (collectively, the “Equitable Exceptions”).

3.2 No Conflict.

(a) The execution and delivery of this Agreement by Olivier Carli do not, and the performance of this Agreement by Olivier Carli will not result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Shares owned by Olivier Carli pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Olivier Carli is a party or by which Olivier Carli or the Company Shares owned by Olivier Carli are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Transaction or otherwise prevent or materially delay Olivier Carli from performing his obligations under this Agreement.

(b) The execution and delivery of this Agreement by Olivier Carli do not, and the performance of this Agreement by Olivier Carli will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of Olivier Carli, except for (i) compliance with the EC Merger Regulation, or any French antitrust regulation, as applicable or (ii) the pre-merger notification and waiting period requirements of the HSR Act.

3.3 Title to the Company Shares. As of the date hereof, Olivier Carli is the record and beneficial owner of the number of Company Shares set forth in Section 1.1. Such Company

Shares are all the securities of the Company owned both of record or beneficially, by Olivier Carli. The Company Shares owned by Olivier Carli are now and, at all times prior to the Closing will be, owned free and clear of all Liens, other than any Liens created by this Agreement.

3.4 U.S. Tax Matters. Olivier Carli has not entered into any binding commitment to sell, exchange, transfer, distribute, or otherwise dispose of all or any portion of the Shares, and is under no legal obligation to do so.

3.5 Investment Intent.

(a) Olivier Carli represents and warrants to Issuer that he (i) is acquiring the Shares for investment for his own account, and not with a view to, or for sale in connection with, any distribution thereof, (ii) either alone or together with his advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in the Shares and is capable of bearing the economic risks of such investment, (iii) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, and (iv) understands and acknowledges that the Shares have not been registered under the Securities Act and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b) Olivier Carli understands and acknowledges that the Shares will be inscribed with the following legends, or another legend to the same effect and agrees to the restrictions set forth therein:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, in reliance upon an exemption from the registration requirements of such Act. The shares represented by this certificate may not be sold or otherwise transferred, nor will an assignee or endorsee hereof be recognized as an owner of the shares by the issuer unless (i) a registration statement under the Securities Act of 1933 with respect to the shares and the transfer thereof shall then be in effect, or (ii) in the opinion of counsel reasonably satisfactory to the Issuer, the shares are transferred in a transaction which is exempt from the registration requirements of the Securities Act of 1933, as amended.”

3.6 Surgiview SAS. Olivier Carli represents that the purchase by Surgiview SAS of certain assets owned by Eurosurgical SA has been completed in compliance with French Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ISSUER

Except as set forth in the disclosure schedule provided to Olivier Carli on the date hereof, which is attached as Schedule F, and accepted in writing by Olivier Carli (the “Issuer Disclosure Schedule”), the Issuer represents and warrants to Olivier Carli as follows:

4.1 Organization. Issuer is a corporation duly incorporated, validly existing and in corporate and tax good standing under the laws of its jurisdiction of incorporation.

4.2 Capital. The authorized capital stock of Issuer consists of 200,000,000 Shares and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Issuer Preferred Stock”). At the close of business on September 25, 2006, (i) 34,799,022 Shares were issued and outstanding, (ii) no Shares were held by Parent in its treasury, (iii) 6,400,000 Shares were reserved for issuance under the Issuer’s Amended and Restated 2005 Employee Director and Consultant Stock Plan (collectively, the “Issuer Stock Plans”) (of which 661,613 Shares were subject to outstanding options to purchase Shares granted under the Issuer Stock Plans), and (iv) 3,333,201 shares of Issuer Preferred Stock were issued and outstanding. All Shares deliverable pursuant to this Agreement have been duly authorized (subject to obtaining the requisite approval of the Issuer Transactions by the stockholders of the Issuer) and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Conflict; Required Filings.

(a) Issuer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Transaction and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Issuer and no other corporate proceedings are necessary.

(b) This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against it in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement do not, and the performance by Issuer of its obligations hereunder and the consummation of the Transaction and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) its Certificate of Incorporation, Bylaws or other equivalent organizational documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to it, or by which any of its properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which it is a party or by which its properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to impair the ability of the Parties to consummate the Transaction on a timely basis.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Issuer in connection with the execution and delivery of this Agreement or the consummation of the Transaction or other transactions contemplated hereby except for: (i) the Required Issuer Vote; (ii) the filing of the Registration Statement and its declaration of effectiveness by the SEC; (iii) the filing of the certificate of merger in Delaware in respect of the Issuer Subsidiary Merger; (iv) filings and consents in respect of the listing of the Shares to be issued in connection with the Transaction; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to impair the ability of the Parties to consummate the Transaction on a timely basis.

4.4 Issuer Prospectus. The Prospectus filed by Issuer with the SEC on June 5, 2006 (i) at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not at the time it was filed nor, except as set forth in a disclosure schedule hereto or in filings with the SEC subsequent to that date, would it if dated and delivered on the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

4.5 Compliance with Exchange Act. Subsequent to June 5, 2006, the Issuer has complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act, as the case may be, and any filings from and after such date and prior to the date hereof did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

4.6 Organization, qualification, subsidiaries, capital structure. The information contained in the Issuer Prospectus plus any documents filed subsequently in accordance with the Securities Act and the Exchange Act, taken as a whole, comparable to the information concerning the Company and its Subsidiaries in Sections 2.1, 2.2 and 2.3 is true and correct.

4.7 Agreements, Contracts and Commitments.

(a) Olivier Carli has been provided via the Issuer filings with the SEC or the Issuer electronic data-base with copies of all contracts entered into by the Issuer or its Subsidiaries that come within the definition of “Material Contracts” under Item 601(b)(10) of Regulation S-K promulgated under the Securities Act (the “Issuer Material Contracts”).

(b) Each Issuer Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither the Issuer nor any of its Subsidiaries is in breach of, or default under, any Issuer Material Contract.

4.8 Merger Sub. From the date of incorporation of Merger Sub to the Closing, Issuer will own beneficially of record all the outstanding capital stock of Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the Issuer Transactions and will engage in no other business activities and will conduct its operations only as contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE TRANSACTION

5.1 Conduct of Business Pending the Transaction.

(a) Olivier Carli covenants and agrees that, between the date hereof and the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with ARTICLE VIII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement, or as required by applicable or unless Issuer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, shall cause Scient’x and its Subsidiaries: (i) to conduct its business only in the ordinary course of business, consistent with past practice and according to the revised budget set forth in the Company Disclosure Schedule, provided however appropriate financing is authorized by Luxco; (ii) not to take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) to use its commercially reasonable efforts to preserve intact its business organization and preserve the relationship with customers, licensees, suppliers and other Persons with which it has business or employment relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, Olivier Carli shall cause the Company, Scient’x and the Subsidiaries of Scient’x, during the Interim Period, not to directly or indirectly, do any of the following without the prior written consent of Issuer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, Scient’x or any of the Subsidiaries of Scient’x;

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of Scient’x and its Subsidiaries;

(iv) sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets of Scient’x and its Subsidiaries, except for sales of inventory and equipment in the ordinary course of business;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests of Scient’x and the Company;

(vi) split, combine or reclassify any shares of Scient’x and the Company’s capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property, or amend or modify any existing agreements with respect to any Intellectual Property of Scient’x and its Subsidiaries;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except (i) in the ordinary course of business and (ii) as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, or as provided in the revised budget set forth in the Company Disclosure Schedule;

(x) authorize any capital expenditures of Scient’x or any of its Subsidiaries in excess of €50,000 in the aggregate;

(xi) take or permit to be taken any action by Scient’x or any of its Subsidiaries to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in accordance with agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

(xii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or applicable GAAP;

(xiii) create, incur, suffer to exist or assume any Lien on any of the properties, facilities or other assets , except assets that will be transferred pursuant to the Asset Transfer;

(xiv) other than in the ordinary course of business: (A) enter into any Scient’x Material Contract; (B) modify, amend, transfer or terminate any Scient’x Material Contract or waive, release or assign any rights or claims thereto or thereunder; or (C) enter into or extend any lease with respect to real property of Scient’x or any of its Subsidiaries;

(xv) enter into any material agreement, or amend the terms of any existing material agreement of Scient’x or any of its Subsidiaries, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

(xvi) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xvii) pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that (1) involve only the payment of non-material amounts of cash and do not involve any admission with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Intellectual Property or (2) involve assets to be transferred within the Asset Transfer;

(xviii) amend the terms of any outstanding options under the Scient’x Option Plan, except as may be necessary to conform to the terms of this Agreement;

(xix) except for insurance coverage that will terminate as a result of the transactions contemplated hereby, fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xx) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in any of the representations and warranties of the Company set forth in ARTICLE II of this Agreement becoming untrue;

(xxi) (A) accelerate or delay the collection of receivables, grant volume rebates or discounts to customers or factor receivables, in each case outside the ordinary course of business or inconsistent with past practice or (B) make any payments other than in a manner consistent with previous dealings with the recipients of such payments;

(xxii) except for costs incurred by Scient’x in relation to the initial public offering (IPO) procedure which took place during the first semester of 2006 (which payment has been postponed), fail to settle in accordance with the payment procedures and payment periods normally observed any debts or liabilities (including trade payables) incurred by it in the normal course of trading;

(xxiii) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(b) During the Interim Period, Olivier Carli shall make his commercially reasonable efforts to cause Scient’x to, and shall cause each of its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; (ii) cooperate with Issuer in communicating with suppliers and customers to accomplish the orderly change of control of the Company and its Subsidiaries to the control of Issuer on the Closing Date. Olivier Carli shall (i) resign, effective as the Closing; (iii) cause the other members of the Board to resign, as of the Closing, and (iv) take, or cause to be taken, all action reasonably requested by Issuer to cause, subject to and effective immediately after the Closing, the Board to be composed of those directors as the Issuer shall hereafter designate. Olivier Carli shall also cause the members of the board of directors of Scient’x other than the Company, Mortimer Berkowitz and John Foster, to resign, as of Closing and take, or cause to be taken, all action reasonably requested by Issuer to cause, subject to and effective immediately after the Closing, the board of directors of Scient’x to be composed of those directors as the Issuer shall hereafter designate.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality.

(a) Upon reasonable notice, Olivier Carli shall cause the Company to (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Issuer reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to Issuer all information concerning its business, properties and personnel as Issuer may reasonably request. Olivier Carli shall cause the Company to make available to Issuer any appropriate individuals for discussion of its business, properties and personnel as Issuer may reasonably request. Any such investigation and examination shall be conducted during regular business hours. No investigation pursuant to this Section 6.1(a) shall affect any representations or warranties of the Company contained herein or the conditions to the obligations of the Company hereto. Issuer shall promptly notify Olivier Carli and the Company of any information obtained in the course of such investigation which Issuer believes affects in any way the accuracy of any such representation or warranty; provided, however, such notification, or failure to so notify, shall in no event affect Issuer’s right to indemnification under ARTICLE IX hereof.

(b) Each Party shall hold, and shall use its best efforts to cause its affiliates and its and their respective officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) to hold, all information obtained pursuant to Section 6.1(a) in strict confidence from any Person (other than any such affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process or by other requirements of law or (ii) disclosed in a judicial or governmental action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its affiliates furnished to it by the other Party or such other Party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (z) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

6.2 Reasonable Efforts; Further Assurances.

(a) Issuer shall, and Olivier Carli shall cause the Company to, use their respective commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE VII, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, Issuer shall, and Olivier Carli shall cause the Company to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and other transactions contemplated by this Agreement including, without limitation, using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Issuer shall, and Olivier Carli shall cause the Company to, cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Transaction or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

(c) Issuer and Olivier Carli shall not, and Olivier Carli shall cause the Company not to take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in any of the conditions to the Closing set forth in ARTICLE VI of this Agreement not being satisfied as of the Closing Date.

6.3 Notification of Certain Matters.

(a) Olivier Carli shall give prompt notice to Issuer, and Issuer shall give prompt notice to Olivier Carli, of the occurrence or non-occurrence of (i) any event, the occurrence or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Olivier Carli or Issuer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Olivier Carli shall give prompt notice to Issuer, and Issuer shall give prompt notice to Olivier Carli of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Transaction or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Issuer that relates to the Transaction or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Scient’x Material Contract or a Issuer Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Issuer Material Adverse Effect, as the case may be, or is likely to impair the ability of either Issuer or the Company to consummate the transactions contemplated by this Agreement.

6.4 Public Announcements. Except as otherwise required by applicable law, court process or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to ARTICLE VIII, neither the Company nor Issuer shall, nor shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Transaction or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

6.5 Antitrust Laws.

(a) The Issuer shall, and Olivier Carli shall cause the Company to (i) make the filings required of it or any of its affiliates under any applicable merger control regulations in connection with this Agreement and the transactions contemplated by this Agreement no later than the tenth Business Day following the date hereof, (ii) comply at the earliest practicable date, and after consultation with, the Issuer with any request for additional information or documentary material received by it or any of its affiliates from any competent Governmental Authority, (iii) cooperate with one another in connection with any filing under relevant merger control regulations, if required, and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any competent Governmental Authority, (iv) use its reasonable efforts to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement and (v) use its reasonable efforts to cause the waiting periods under relevant merger control regulations, if applicable, to terminate or expire no later than 30 days after the date of this Agreement.

(b) None of the Parties will, and Olivier Carli shall cause the Company not to, without the prior written consent of the other Party, take or fail to take any action which would reasonably be expected to materially impede, interfere with or delay any approval by any Governmental Authority with respect to the transactions contemplated by this Agreement.

(c) Each Party shall promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Authority regarding any of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, the filing fees under any applicable merger control regulations shall be borne by the Issuer.

6.6 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Issuer, with the timely cooperation and assistance of the Company, Scient’x and Olivier Carli, shall prepare and file with the SEC a registration statement on Form S-4 to register the Shares to be issued in connection with the Issuer Subsidiary Merger, which shall include a combined proxy statement and prospectus relating to the meeting of Issuer’s stockholders (the “Issuer Stockholders’ Meeting”) to be held to consider approval of the Issuer Transactions and the Luxco Exchange (such registration statement, as amended or supplemented, the “Registration Statement”). Olivier Carli shall provide, and Olivier Carli shall cause the Company and Scient’x to provide all information regarding Olivier Carli, the Company and Scient’x as may reasonably requested by the Issuer for inclusion in the Registration Statement. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, the Issuer shall mail the proxy statement and prospectus contained therein to its stockholders.

(b) If, at any time prior to the Issuer Stockholders’ Meeting, any event or circumstance relating to Issuer, Olivier Carli, the Company or Scient’x, or any of their respective affiliates, shareholders, officers or directors, should be discovered by Issuer, Olivier Carli, the Company or Scient’x, as the case may be, which should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Issuer or Olivier Carli (on behalf of himself, the Company and Scient’x), as the case may be, shall promptly inform the other party (to the extent Olivier Carli has actual knowledge of such event or circumstance). Subject to Section 0(d), as promptly as practicable after discovering such event or circumstance or being so informed, the Issuer, with the timely cooperation and assistance of Olivier Carli, the Company and Scient’x, shall prepare and file with the SEC an amendment or supplement to the Registration Statement containing a description of such event or circumstance and disseminate such amendment or supplement to the Registration Statement to the stockholders of Issuer.

(c) Issuer covenants that no amendment or supplement to the Registration Statement will be made by Issuer without the approval of Olivier Carli (such approval not to be unreasonably withheld or delayed). Issuer will advise Olivier Carli, as promptly as practicable after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) Issuer covenants that the information supplied by Issuer for inclusion in the Registration Statement shall not, at (i) the time the proxy statement/prospectus included in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Issuer, (ii) the time of the Issuer Stockholders’ Meeting and (iii) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Issuer is responsible for filing with the SEC in connection with the Issuer Stockholders’ Meeting, the Transaction or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Olivier Carli covenants that the information supplied by him for inclusion in the Registration Statement shall not, at (i) the time the proxy statement/prospectus included in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Issuer, (ii) the time of the Issuer Stockholders’ Meeting and (iii) the Closing, to Olivier Carli’s knowledge, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the indemnification provided in Article IX shall be the exclusive remedy of the Issuer against Olivier Carli in respect of any breach of this covenant.

6.7 Issuer Stockholders’ Meeting. Issuer shall call and hold the Issuer Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of Issuer Transactions and the Luxco Exchange. Issuer shall use its reasonable best efforts to hold the Issuer Stockholders’ Meeting as soon as practicable after the date on which the proxy statement/prospectus included in the Registration Statement is mailed to the stockholders of Issuer. Issuer shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of Issuer Transactions and the Luxco Exchange, and shall use its reasonable best efforts to secure the required vote or consent of its stockholders, and the affirmative vote or consent of holders of a majority of the outstanding shares of each class of capital stock of Issuer entitled to vote on the transactions contemplated by this Agreement, exclusive of shares held by HealthpointCapital Partners, L.P. and its affiliates (the “Required Issuer Vote”). Nothing contained in this Section 6.7 shall prevent the Issuer Board from acting in accordance with applicable Delaware corporate Law.

6.8 Asset Transfer. Olivier Carli shall, and shall cause the Company to, take all actions required in order to consummate the Asset Transfer in accordance with applicable law prior to the Closing.

In addition, Olivier Carli (a) represents that the Company will upon completion of the Asset Transfer have no liabilities except for contingent liabilities which Newco could not assume under law or without third parties consent and except for liabilities attached to Scient’x and its Subsidiaries, and those liabilities relating to the Company Transaction Expenses and (b) will deliver a guaranty in the form attached as Schedule G (acte de cautionnement) pursuant to which he will counter-guarantee the obligations of Newco under the contribution agreement arising out of or in connection with the Asset Transfer; it being understood that he shall be appointed as Président of Newco. A form of the contribution agreement that will be entered into between the Company and Newco is attached as Schedule H.

Prior to the Contribution (i) Scient’x shall have refunded or caused the refund to the Company of the €250,000 loan granted by the Company to Scient’x including all interest accrued thereon; (ii) all contracts entered into between the Company or any of its Subsidiaries (other than Scient’x and its Subsidiaries), on the one hand, and Scient’x and its Subsidiaries, on the other hand will be terminated, except for the management, commercial and distribution arrangement relating to Scient’x products entered into between Ideal Medical Products Deutschland GMBH and Scient’x, which will be continued for as long as Scient’x requires so in good faith for a period up to one year after Closing, it being understood that such arrangement will be carried out and/or renegotiated in good faith by the parties under normal commercial and arms’ length terms and conditions; provided however that if the parties cannot in good faith reach an agreement on the terms of the renegotiation, then the concerned arrangement may be terminated with reasonable prior notice, and with no indemnity being due by either party.

6.9 Tender Offer.

(a) Promptly after the Closing, Issuer shall commence a tender offer or any other applicable procedure pursuant to French Law to purchase all Company Shares not purchased from Olivier Carli or Christian Carli hereunder (the “Tender Offer”) and shall comply with all of the requirements of the Règlement général de l’Autorité des marchés financiers. Olivier Carli covenants to provide such reasonable assistance with the Tender Offer as the Issuer may request. Issuer shall make all necessary filings required under applicable Law in connection with the Tender Offer and will cause any such documents to be disseminated to the holders of the Company Shares as and to the extent required by applicable Law. In connection with the Tender Offer, Issuer shall give all holders of options issued pursuant to Scient’x Option Plan the choice, to the extent permitted by applicable Law, to retain such option and enter into an agreement with Issuer that will enable such holder to exchange any Scient’x Shares issuable upon exercise of such option for Shares.

6.10 Ramadan Waiver. Olivier Carli shall, and shall cause Scient’x to, use all reasonable efforts to obtain from Dr. Aymen Ramadan a permanent waiver of Dr. Aymen Ramadan’s rights arising under article 8 of the agreement between Scient’x and Dr. Ramadan, dated October 1, 2004.

6.11 Financing. The Issuer shall send to Olivier Carli, on a weekly basis, a letter stating the status of the financing of the Transaction.

6.12 French expert indépendant report. Promptly after the date hereof, Olivier Carli shall cause the Board of the Company (i) to timely appoint, in connection with the Tender Offer, an expert indépendant pursuant to Titre VI of Livre II of the règlement général de l’Autorité des marchés financiers, with a view to have his report issued to the Board prior to the Issuer Stockholders’ Meeting; (ii) to communicate to the Issuer the conclusion of such report, provided however that the Parties acknowledge that the expert indépendant shall have sole discretion as to the date of issuance of his report.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Transaction. The obligations of each Party to effect the Transaction and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Transaction and the transactions contemplated herein on substantially identical terms and conferring upon the Parties substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Transaction and the transactions contemplated herein, which makes the consummation of the Transaction and the transactions contemplated herein on substantially identical terms and conferring upon the Parties substantially all the rights and benefits as contemplated herein illegal;

(b) Antitrust. Issuer shall have obtained all Antitrust Clearances; and

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending such effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Additional Conditions to Obligations of Issuer. The obligations of Issuer to effect the Transaction are also subject to the following conditions, any and all of which may be waived in writing by Issuer, in whole or in part, to the extent permitted by the applicable law:

(a) Representations and Warranties. The representations and warranties contained in ARTICLE II and ARTICLE III shall be true and correct as of the Closing Date as though made on and as of the Closing, except (x) that those representations and warranties which address matters only as of a particular date shall be true and correct on and as of such particular date and (y) where the failure to be so true and correct has not had a Company Material Adverse Effect; and Issuer shall have received a certificate to such effect signed by Olivier Carli;

(b) Agreements and Covenants. Olivier Carli shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by him on or prior to the Closing and Issuer shall have received a certificate to such effect signed by Olivier Carli;

(c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect;

(d) Financing. Issuer shall have received at least $65 million under the Financing Letter or any Substitute Financing, in either such case on terms and conditions reasonably acceptable to the Issuer;

(e) Escrow Agreement. Olivier Carli and the Escrow Agent shall have executed and delivered to Issuer the Escrow Agreement;

(f) Asset Transfer. The Asset Transfer shall have occurred;

(g) Issuer Subsidiary Merger. The Issuer Transactions shall have been approved, the Required Issuer Vote shall have been obtained and the Issuer Subsidiary Merger shall have been consummated;

(h) Stockholders Agreement. The parties thereto shall have entered into the Stockholders Agreement.

(i) Withholding Certificates. Olivier Carli and Christian Carli shall have delivered to Issuer a valid and executed Internal Revenue Service Form W-8.

7.3 Additional Conditions to Obligations of Olivier Carli. The obligation of Olivier Carli to effect the Transaction is also subject to the following conditions, any and all of which may be waived in writing by Olivier Carli, in whole or in part, to the extent permitted by the applicable Law:

(a) Representations and Warranties. The representations and warranties of Issuer contained ARTICLE IV shall be true and correct as of the date hereof and as of the Closing Date as though made and on and as of the Closing, except (x) that those representations and warranties which address matters only as of a particular date shall be true and correct on and as of such particular date and (y) where the failure to be so true and correct has not had an Issuer Material Adverse Effect, and Olivier Carli shall have received a certificate to such effect signed by the President of Issuer.

(b) Agreements and Covenants. Issuer shall have performed or complied in all material respect with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and Olivier Carli shall have received a certificate to such effect signed by the President of Issuer.

(c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in an Issuer Material Adverse Effect.

(d) Certificate. Issuer shall have delivered to Olivier Carli and the Company (i) a copy of the resolutions of the Issuer Board and Issuer Stockholders Meeting authorizing the Issuer Transactions, and (ii) its certificate of incorporation and by-laws, in each case certified as true, complete and correct by its chief executive officer.

(e) Standstill Certificates. HealthpointCapital Partners, L.P. and each of the officers and directors of the Issuer shall have delivered to Olivier Carli a certificate certifying that they have not purchased, directly or indirectly, any Shares between the date hereof and the Issuer Stockholders Meeting.

(f) Escrow Agreement. Issuer and the Escrow Agent shall have executed and delivered to Olivier Carli the Escrow Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Transaction and other transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Issuer or Olivier Carli if the Transaction shall not have been consummated on or before March 1st, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to have been consummated on or before such date;

(c) by either Issuer or Olivier Carli, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the Transaction on substantially similar terms and conditions;

(d) by Issuer, if Issuer is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Olivier Carli herein are or become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of Olivier Carli of any covenants or agreements contained in this Agreement such that Section 7.2(b) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice thereof to Olivier Carli;

(e) by Olivier Carli, if Olivier Carli is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Issuer herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), or (ii) there has been a breach on the part of Issuer of any of their respective covenants or agreements contained in this Agreement such that

Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice thereof to Issuer;

(f) by either Issuer or Olivier Carli, if, at the Issuer Stockholders’ Meeting at which a vote on this Agreement is taken, approval for the Required Issuer Vote shall not have been obtained.

8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 6.1(b), 8.3 and ARTICLE XI, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Issuer or Olivier Carli or any of his respective Representatives to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

8.3 Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the relevant Party incurring such fees and expenses, whether or not the Transaction is consummated.

8.4 Waiver. At any time prior to the Closing, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE IX

INDEMNIFICATION OF ISSUER

9.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Article IX Event of Indemnification” shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty contained in ARTICLE II or ARTICLE III of this Agreement;

(ii) the breach of any agreement or covenant of Olivier Carli contained in this Agreement;

(iii) any claim, demand, liability or obligations sustained or suffered by any Article IX Indemnified Person in connection with or related to the Asset Transfer, including without limitation, any liability for taxes relating to the operation of the business and assets transferred in the Asset Transfer accruing in the period prior to the consummation of Asset Transfer (except to the extent that such tax liabilities were taken into account in the calculation of the Asset Purchase Price).

(b) “Article IX Indemnified Persons” shall mean and include Issuer, successors and assigns and the respective officers and directors of each of the foregoing.

(c) “Article IX Indemnifying Person” shall mean Olivier Carli and his estate.

(d) “Article IX Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including attorneys’ and accountants’ fees actually and reasonably incurred, including in respect of any action brought to enforce the indemnity rights under this Article IX) (including interest or penalties thereon), sustained, suffered or incurred by any Article IX Indemnified Person arising from any such matter that is the subject of indemnification under Section 9.2.

9.2 Indemnification Generally.

(a) The Article IX Indemnifying Persons shall indemnify and hold harmless the Article IX Indemnified Persons from and against any and all Article IX Losses arising from or in connection with any Article IX Event of Indemnification other than those referred to in Section 9.1(a)(iii); the Article IX Indemnifying Persons shall cause Newco to indemnify and hold harmless the Article IX Indemnified Persons from and against all Article IX Losses arising from or in connection with Section 9.1(a)(iii).

(b) Notwithstanding the foregoing, the Article IX Indemnifying Persons (or Newco, as applicable) shall not be required to pay any amount with respect to any claim pursuant to Article IX unless and until the aggregate amount of all Article IX Losses exceeds €1,000,000 (the “Deductible”), in which event the Article IX Indemnifying Persons (or Newco, as applicable) shall be liable only for the amount of the Article IX Losses in excess of €1,000,000. The provisions of this Section 9.2(b) shall not apply to any Article IX Losses arising under Section 9.1(a)(i) in respect of breaches of Section 2.1(a) and (b), 2.2, 2.3 or 3.1 or arising under Section 9.1(a)(iii).

(c) Notwithstanding the foregoing, the Article IX Indemnifying Persons (or Newco, as applicable) shall not be liable for any single or related Article IX Losses that, when taken together with all related Article IX Losses arising out of the same facts and circumstances, do not exceed €50,000.

(d) The Article IX Indemnifying Persons’ aggregate liability for all Article IX Losses under Article IX shall not exceed the amount of the Escrow Fund, it being provided that (i) two-thirds of the then-remaining Escrow Fund (less the amount of any unsettled claims then pending) shall be released by the Escrow Agent to Olivier Carli within three Business Days following the expiration of the twelve month anniversary of the Closing Date in accordance with the Escrow Agreement and (ii) the rest of the then-remaining Escrow Fund (less the amount of any unsettled claims then pending) shall be released by the Escrow Agent to Olivier Carli within three Business Days following the Survival Date in accordance with the Escrow Agreement. The provisions of this Section 9.2(d) shall not apply to any Article IX Losses arising under Section 9.1(a)(i) in respect of breaches of Section 2.1(a) and (b), 2.2, 2.3 or 3.1 or arising under Section 9.1(a)(iii).

(e) Issuer acknowledges and agrees that the Article IX Indemnifying Persons shall not have any liability under any provision of this Agreement for any Article IX Losses to the extent that such Article IX Losses relate to action taken by Issuer or any other Person (other than Olivier Carli in breach of this Agreement) after the Closing Date. Issuer shall take and shall cause its affiliates to take all reasonable steps to mitigate any Article IX Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(f) For purposes of calculation of the indemnification due by the Article IX Indemnifying Persons, any amounts paid or payable to the Article IX Indemnified Persons under insurance policies or any other amount compensating the Article IX Loss for which the claim is made shall be deducted. If the Article IX Indemnifying Persons pay an indemnity in respect of a Article IX Loss and the Article IX Indemnified Persons subsequently recover all or part of the amount of such indemnity from a third party (including insurance companies or tax authorities), the Article IX Indemnified Persons, immediately upon recovery thereof, shall pay to the Article IX Indemnifying Persons the amount thereby recovered.

(g) Any indemnification due by the Article IX Indemnifying Persons shall be based on the amount of the Article IX Loss actually suffered by the Article IX Indemnified Persons, and shall be computed without regard to any multiple or valuation factor that may have been used in determining the Purchase Price. If a claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

(h) Notwithstanding anything to the contrary in the Agreement, the amount of the indemnity due by the Article IX Indemnifying Persons in connection with an Article IX Loss sustained in relation to Scient’x and its Subsidiaries shall be limited to 39.53% of such Article IX Loss.

9.3 Assertion of Claims. No claim shall be brought under Section 9.2 unless the Article IX Indemnified Persons, or any of them, at any time prior to the Survival Date, give Olivier Carli (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 9.4 of any Article IX Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice to Olivier Carli will not relieve the Article IX Indemnifying Persons from any liability which they may have to the Article IX Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any material rights or defenses of the Article IX Indemnifying Persons). Upon the giving of such written notice as aforesaid, the Article IX Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 9.2 hereof. Any claim for indemnification not made by the Article IX Indemnified Persons, or any of them, on or prior to the Survival Date will be irrevocably and unconditionally released and waived and the Article IX Indemnifying Persons shall cease to be under any liability to the Article IX Indemnified Persons or otherwise in respect to all and any claim not so notified prior to the Survival Date.

9.4 Notice and Defense of Article IX Third Party Claims. Article IX Losses resulting from the assertion of liability by third parties (each, an “Article IX Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Article IX Indemnified Persons shall promptly give written notice to Olivier Carli of any Article IX Third Party Claim that might give rise to any Article IX Loss by the Article IX Indemnified Persons, stating the nature and basis of such Article IX Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Article IX Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to Olivier Carli will not relieve the Article IX Indemnifying Persons from any liability which they may have to the Article IX Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any material rights or defenses of the Article IX Indemnifying Person).

(b) If so requested by the Article IX Indemnifying Persons, the Article IX Indemnified Persons shall take all reasonable steps or proceedings as the Article IX Indemnifying Persons may reasonably require, at the Article IX Indemnifying Persons’ cost, in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Article IX Third Party Claim and any adjudication in respect thereof or enforce against any person (other than the Article IX Indemnifying Persons) the rights of the Article IX Indemnified Persons in relation to the matter that constitutes the subject of the Article IX Third Party Claim. Nothing in this paragraph shall oblige the Article IX Indemnified Persons to pursue any course of action that would materially adversely affect the reputation of the Article IX Indemnified Persons’ group. Notwithstanding anything in this Article IX to the contrary, Olivier Carli shall not settle, compromise or offer to settle or compromise any Article IX Third Party Claim without the prior consent of Issuer, which consent shall not be unreasonably withheld. Issuer shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this ARTICLE IX.

(c) The Article IX Indemnifying Persons, on the one hand, and the Article IX Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Article IX Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Article IX Third Party Claims.

9.5 Any payment of any Article IX Losses by and any Article IX Indemnifying Person hereunder shall be treated as a reduction of the Purchase Price.

ARTICLE X

INDEMNIFICATION OF OLIVIER CARLI

10.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Article X Event of Indemnification” shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty contained in ARTICLE IV of this Agreement; and

(ii) the breach of any agreement or covenant of Issuer contained in this Agreement.

(b) “Article X Indemnified Persons” shall mean and include Olivier Carli and his successors and permitted assigns of this Agreement.

(c) “Article X Indemnifying Persons” shall mean and include Issuer, successors and assigns.

(d) “Article X Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including attorneys’ and accountants’ fees actually and reasonably incurred, including in respect of any action brought to enforce the indemnity rights under this Article X) (including interest or penalties thereon), sustained, suffered or incurred by any Article X Indemnified Person arising from any such matter that is the subject of indemnification under Section 10.2.

10.2 Indemnification Generally.

(a) The Article X Indemnifying Persons shall indemnify and hold harmless the Article X Indemnified Persons from and against any and all Article X Losses arising from or in connection with any Article X Event of Indemnification, which shall be paid solely in the form of Shares, subject to the additional limitations set forth in this ARTICLE X.

(b) Notwithstanding the foregoing, the Article X Indemnifying Persons shall not be required to pay any amount with respect to any claim pursuant to Article X unless the aggregate amount of all Article X Losses exceeds the Deductible, in which event the Article X Indemnifying Persons shall be liable only for the amount of the Article X Losses in excess of the Deductible. The provisions of this Section 10.2(b) shall not apply to any Article X Losses arising under Section 10.1(a)(i) in respect of breaches of Sections 4.1, 4.2, 4.3(a) and (b) and 4.6.

(c) Notwithstanding the foregoing, the Article X Indemnifying Persons shall not be liable for any single or related Article X Losses that, when taken together with all related Article X Losses arising out of the same facts and circumstances, do not exceed €50,000.

(d) The Article X Indemnifying Persons’ liability for any Article X Loss under Article X shall not exceed the number of Shares equal to 10% of the Share Number, it being provided that after the twelve-month anniversary the Article X Indemnifying Persons’ liability hereunder shall not exceed 3 1/3% of the Share Number. The provisions of this Section 10.2(d) shall not apply to breaches of Sections 4.1, 4.2, 4.3(a) and (b) and 4.6.

(e) For the avoidance of doubt, any liability of the Article X Indemnifying Persons hereunder shall be paid and settled by delivery of Shares to the Article X Indemnified Persons.

(f) Any indemnification due by the Article X Indemnifying Persons shall be based on the amount of the Article X Loss actually suffered by the Article X Indemnified Persons. If a claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

10.3 Assertion of Claims. No claim shall be brought under Section 10.2 unless the Article X Indemnified Persons, or any of them, at any time prior to the Survival Date, give Issuer (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 10.4 of any Article X Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice to Issuer will not relieve the Article X Indemnifying Persons from any liability which they may have to the Article X Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any material rights or defenses of the Article X Indemnifying Persons). Upon the giving of such written notice as aforesaid, the Article X Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 10.2 hereof. Any claim for indemnification not made by the Article X Indemnified Persons, or any of them, on or prior to the Survival Date will be irrevocably and unconditionally released and waived and the Article X Indemnifying Persons shall cease to be under any liability to the Article X Indemnified Persons or otherwise in respect to all and any claim not so notified prior to the Survival Date.

10.4 Notice and Defense of Article X Third Party Claims. Article X Losses resulting from the assertion of liability by third parties (each, an “Article X Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Article X Indemnified Persons shall promptly give written notice to Issuer of any Article X Third Party Claim that might give rise to any Article X Loss by the Article X Indemnified Persons, stating the nature and basis of such Article X Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Article X Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to Issuer will not relieve the Article X Indemnifying Persons from any liability which they may have to the Article X Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any material rights or defenses of the Article X Indemnifying Person).

(b) If so requested by the Article X Indemnifying Persons, the Article X Indemnified Persons shall take all reasonable steps or proceedings as the Article X Indemnifying Persons may reasonably require, at the Article X Indemnifying Persons’ cost, in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Article X Third Party Claim and any adjudication in respect thereof or enforce against any person (other than the Article X Indemnifying Persons) the rights of the Article X Indemnified Persons in relation to the matter that constitutes the subject of the Article X Third Party Claim. Nothing in this paragraph shall oblige the Article X Indemnified Persons to pursue any course of action that would materially adversely affect the reputation of the Article X Indemnified Persons’ Group. Notwithstanding anything in this Article IX to the contrary, Issuer shall not settle, compromise or offer to settle or compromise any Article X Third Party Claim without the prior consent of Olivier Carli, which consent shall not be unreasonably withheld. Olivier Carli shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this ARTICLE IX.

(c) The Article X Indemnifying Persons, on the one hand, and the Article X Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Article X Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Article X Third Party Claims.

ARTICLE XI

11.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within twenty-four (24) hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a)	If to Issuer:

Alphatec Holdings, Inc.

2051 Palomar Airport Rd. Ste. 100

Carlsbad, California 92011

Attention: Ebun S. Garner, Esq – General Counsel

Telecopier: (760) 431-9083

E-mail: egarner@alphatecspine.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Telecopier: (212) 983-3115

E-Mail: jmmcknight@mintz.com

Attention: James M. McKnight, Esq.

(b)	If to Olivier Carli:

14 rue du Rhône

1207 Genève

Switzerland

Telecopier: +41 22 819 1990

With a copy to:

Weil, Gotshal & Manges LLP

2 rue de la Baume

Paris, France

Telecopier: 33 1 42 89 5790

E-Mail: claude.serra@weil.com

Attention: Claude Serra

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the date of receipt or refusal.

11.2 Interpretation. When a reference is made in this Agreement to Sections, subsections or Schedules, such reference shall be to a Section, subsection or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.4 Entire Agreement. This Agreement (including all schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

11.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Issuer may assign all or any of their rights hereunder to any affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.6 Parties in Interest. Except as explicitly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the shareholders of the Company, who are expressly intended to be third party beneficiaries of this Agreement with respect to the Issuer’s obligations hereunder if the Transaction is consummated) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

11.8 Governing Law; Enforcement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that jurisdiction (other than those provisions set forth herein that are required to be governed by the laws of the Republic of France or the State of Delaware), excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal or state courts in the city and State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the city and State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (d) consents to service of process by delivery pursuant to Section 11.1.

11.9 Certain Definitions. For purposes of this Agreement, unless the context otherwise requires, the term:

(a) “affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned

Person; including, but not limited to, any partnership or joint venture in which the Person (either alone, or through or together with any of its Subsidiaries) has, directly or indirectly, an interest of 5% or more.

(b) “Antitrust Clearances” shall mean the approval, consent, waiver, license, order, registration, permits, ruling, authorization or clearance of the contemplated transactions from any competent merger control authorities whose approval is required.

(c) “Asset Transfer Expenses” means the fees and expenses incurred by the Company in connection with the Asset Transfer; provided that in no event shall such amount exceed €600,000, VAT excluded.

(d) “Board” means the board of directors of the Company.

(e) “Company Transaction Expenses” means the fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (other than the Asset Transfer); provided that in no event shall such amount exceed €2.6 million, VAT excluded.

(f) “contract” means any contract, plan, undertaking, understanding, agreement, license, lease, permit, franchise, note, bond, mortgage, indenture, binding commitment or other instrument or obligation, whether written or oral.

(g) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

(h) “Escrow Agent” means the escrow agent to be appointed pursuant to the Escrow Agreement.

(i) “Escrow Agreement” means an escrow agreement among Olivier Carli, Issuer and an escrow agent reasonably mutually acceptable to Olivier Carli and Issuer on terms and conditions reasonably mutually acceptable to Olivier Carli and Issuer.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Financing Letter” means the certain letter concerning debt financing for the Transaction dated September 26, 2006 from Lehman Brothers addressed to Issuer.

(l) “French GAAP” means French generally accepted accounting principles

(m) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(n) “Intellectual Property” shall mean, collectively, (i) Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, (ii) Software, (iii) any proprietary interest,

whether registered or unregistered, in know-how, database rights, data in databases, website content, inventions, invention disclosures or applications, operating and manufacturing procedures, designs, specifications and the like, and (iv) any proprietary interest in or to any documents pr contract or other tangible media containing any of the foregoing. “Trademarks” means United States and foreign: trademarks, service marks and trade names and designs (whether registered or unregistered); “Patents” means patents and patent applications (including petty patents and utility models and applications therefor, as applicable, and any continuations, continuations-in-part, divisionals, reissues, supplemental protection certificates, renewals and applications for any of the foregoing); “Copyrights” means copyright registrations and applications and unregistered copyrights; “Domain Names” means registered domain names, and World Wide Web Universal Resource Locators and “Trade Secrets” means rights in confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(o) “Issuer Common Stock Price” will be equal to the arithmetic average of the volume-weighted average daily trading prices of the Shares on the NASDAQ as they appear on the Bloomberg on-line information service (Code: ATEC) (expressed in U.S. dollars and translated into Euros at each applicable day’s noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York) for 7 U.S. trading days, chosen at random by a French judicial officer (huissier de justice) from among each period of 30 consecutive calendar days beginning on the date hereof and ending on the 20th trading day immediately preceding the Issuer Stockholders Meeting, and an additional pro rata number of trading days (not to exceed 7 U.S. trading days) with respect to any final period that is less than 30 consecutive calendar days; provided, however, that in the event that the formula set forth above would result in a price greater than $9.50 per Share, the result shall be deemed to be $9.50 per Share and in the event that the formula set forth above would result in a price less than $5.00 per Share, the result shall be deemed to be $5.00 per Share.

(p) “Issuer Material Adverse Effect” means any change, event or effect that has a material and adverse effect to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Issuer and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy, which changes do not disproportionately affect the Issuer and its Subsidiaries; (ii) conditions that materially and adversely affect the industries in which the Issuer and its Subsidiaries compete, which changes do not disproportionately affect the Issuer and its Subsidiaries relative to other participants in such industry. For the avoidance of doubt, decreases in the Issuer’s stock price in and of itself is not an Issuer Material Adverse Effect, provided that this sentence shall not preclude the other Party from asserting that the underlying cause of any such decrease in stock price is an Issuer Material Adverse Effect.

(q) “Issuer Stockholder Meeting” means the meeting of the stockholders of the Issuer convened to approve the Issuer Transactions.

(r) “Issuer Transactions” shall mean (i) the issuance of the Shares to Olivier Carli, (ii) the Issuer Subsidiary Merger; and (iii) the offer by the Issuer (or its affiliate or successor) for all the Company Shares not held by the Issuer or any affiliate thereof after the Closing subject to and in accordance with the applicable regulations of the Autorité des marchés financiers.

(s) “knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a reasonably prudent individual would become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; (ii) in the case of any other Person (other than an individual) such Person will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

(t) “Laws” means all US, French, provincial, state, local and foreign statutes, laws and regulations.

(u) “Person” means any natural person, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint stock company, joint venture, non-corporate business enterprise, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(v) “SEC” means the United States Securities and Exchange Commission.

(w) “Software” means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by the Company or its Subsidiaries or otherwise included as an asset of the Company or its Subsidiaries, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third-party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

(x) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnerships of which held by such party or a Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(y) “Substitute Financing” means financing on terms no less advantageous to Issuer, in Issuer’s sole discretion, than the terms set forth in the Financing Letter.

(z) “Survival Date” means the date that is 18 months after the Closing.

(aa) “U.S. GAAP” means United States generally accepted accounting principles.

11.10 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Agreement	Recitals

Article IX Event of Indemnification	9.1(a)

Article IX Indemnified Persons	9.1(b)

Article IX Indemnifying Persons	9.1(c)

Article IX Losses	9.1(d)

Article IX Third Party Claim	9.4

Article X Event of Indemnification	10.1(a)

Article X Indemnified Persons	10.1(b)

Article X Indemnifying Persons	10.1(c)

Article X Losses	10.1(d)

Article X Third Party Claim	10.4

Asset Purchase Price	Recitals

Asset Transfer	Recitals

Business Day	1.10

Cash Portion	1.2(a)

Closing	1.10

Closing Date	1.10

Company	Recitals

Company Annual Report	2.5(a)

Company Disclosure Schedule	Article II

Company Material Adverse Effect	Article II

Company Shares	Recitals

Contribution	Recitals

Closing	1.10

Closing Date	1.10

Deductible	9.2(b)

Equitable Exceptions	3.1

Escrow Cash	1.4(a)

Escrow Fund	1.4(a)

Escrow Shares	1.4(a)

Governmental Authority	2.4

IMP Share Price	1.2(c)

Interim Period	5.1(a)

Issuer	Recitals

Issuer Board	Recitals

Issuer Disclosure Schedule	Article IV

Issuer Material Contracts	4.7(a)

Issuer Preferred Stock	4.2

Issuer Stockholders’ Meeting	6.6(a)

Issuer Stock Plans	4.2

Issuer Subsidiary Merger	Recitals

Liens	2.3(c)(vii)

Luxco	Recitals

Luxco Exchange	Recitals

Merger Sub	Recitals

Newco	Recitals

Olivier Carli	Recitals

Party	Recitals

Purchase Price	1.2(b)

Registration Statement	6.6(a)

Representatives	6.1(b)

Required Issuer Vote	6.7

Scient’x Documents	2.5(b)

Scient’x Material Contracts	2.6(a)

Scient’x Option Plan	2.3(b)(ii)

Scient’x Shares	Recitals

Scient’x Value	1.2

Securities Act	2.3(c)(vii)

Share Number	1.2(b)

Shares	Recitals

Stockholders Agreement	1.9

Stock Portion	1.2(b)

Tender Offer	6.9

Tender Offer Documents	6.9

Transaction	Recitals

11.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12 Language. The Parties hereto confirm that it is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only and that such documents will be construed only in the English language. Les parties confirment leur désir que cet accord ainsi que tous les documents, y compris toutes les notifications qui s’y rattachent, soient rédigés en langue anglaise.

IN WITNESS WHEREOF, Issuer and Olivier Carli has duly executed this Agreement as of the date first written above.

Alphatec Holdings, Inc.

By:	/s/ Ronald G. Hiscock
Name:	Ronald G. Hiscock
Title:	President and CEO

Olivier Carli

/s/ Olivier Carli